CLOSING CONFIRMATION OF CONVERSION ELECTION

Reference is made to that certain 10% Convertible Promissory Note Due July 23, 2010, made by Bioheart, Inc. (the “Company”) on July 23, 2009, payable to Bruce Meyer in the principal amount of $100,000, and to that certain 10% Convertible Promissory Note Due July 23, 2010, made by the Company on July 23, 2009, payable to Dana Smith in the principal amount of $20,000 (collectively, the “Loan” and Bruce Meyer and Dana Smith being collectively referred to as the “Lenders”)).

The undersigned hereby confirm the following:

1.

They delivered to the Company, on July 23, 2009, a notice electing to convert $100,000 of the Loan at a price per share of $0.51. The Company calculated the conversion price per share to be $0.51.  The Company’s calculated conversion price will require the issuance to the Lenders of 196,078 unregistered and restricted shares of the Company’s common stock.

2.

 On July 24, 2009, contemporaneously with the funding of the remainder of the Loan, the Lenders delivered to the Company notice of their election to convert the remainder of the Loan at a price per share of $0.51. This will require the issuance to the Lenders of 39,216 unregistered and restricted shares of the Company’s common stock.

3.

The aggregate number of unregistered and restricted shares to be issued in connection with, and as a result of the conversion of, the Loan is 355,294 unregistered and restricted shares of the Company’s common stock, which includes 120,000 unregistered and restricted shares of the Company’s common stock issuable to the Lenders in connection with the making of the Loan.

4.

By reason of the conversions described in paragraphs 1 and 2 above (the “Conversion”), the entire Loan has been converted and no longer remains outstanding in any respect, except to the extent that any shares of the Company’s stock remain to be delivered to the Lender’s in connection with the Conversion.

5.

By reason of the date(s) of the Conversion election, there is no accrued but unpaid interest on the Loan.

/s/Bruce Meyers

            /s/Dana Smith

Bruce Meyer

Dana Smith

Date: July 24, 2009

July 24, 2009